EXHIBIT (9)(b)
Consent of Counsel
[Sutherland Asbill & Brennan LLP]
December 1, 2010
Board of Directors
Transamerica Advisors Life Insurance Company
Merrill Lynch Life Variable Annuity Separate Account A
4333 Edgewood Road, NE
Cedar Rapids, IA. 52499-0001

RE:	Merrill Lynch Life Variable Annuity Separate Account A
Merrill Lynch Retirement Optimizer® A
File No. 333-63904/811-06459
Gentlemen:
     We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus contained in Post-Effective Amendment No. 6 to the Registration Statement to Form N-4 (File No. 333-63904) of the Merrill Lynch Life Variable Annuity Separate Account A filed by Transamerica Advisors Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP
By:	/s/ Mary Thornton Payne
Mary Thornton Payne, Esq.